CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated November 20, 2020, with respect to our audit of the balance sheet of Greenfield Groves Inc. (the “Company”) as of December 31, 2019, the related statements of operations and stockholders’ deficit, and of cash flows for the period from February 19, 2019 (“Inception”) through December 31, 2019, and the related notes to the financial statements. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

 /s/ Hall & Company
Irvine, California
November 20, 2020